EXHIBIT 99.1

Perrigo Announces Appointment of Two New Independent Directors to Board

Dublin, Ireland – June 30, 2026 – Perrigo Company plc (NYSE: PRGO) ("Perrigo"), a leading provider of consumer health products, today announced that its Board of Directors has appointed Salman Amin and Omer Gajial as independent directors, effective June 30, 2026.

“We are pleased to welcome Salman and Omer to Perrigo’s Board,” said Orlando D. Ashford, Chair of Perrigo's Board of Directors. “Both bring deep experience across consumer products, retail, and digital transformation, along with a strong track record of driving growth and operational excellence. Their perspective will be valuable as we continue to advance Perrigo’s strategic priorities.”

Salman Amin

Mr. Amin, age 66, is an experienced executive with more than 30 years in the global consumer products industry. He most recently served as Chief Executive Officer of pladis Global, where he led a multi-year transformation that delivered sustained revenue growth and improved profitability.
Previously, Mr. Amin served as Chief Operating Officer of the Global Commercial Division at SC Johnson and held senior leadership roles at PepsiCo and Procter & Gamble.

Omer Gajial

Mr. Gajial, age 52, is a seasoned executive with extensive experience in retail, e-commerce and consumer health. He currently serves as Chief Executive Officer of GoTo Foods, a franchisor and operator of more than 7,000 restaurant and retail locations globally across multiple brands.
Prior to this role, Mr. Gajial served as Executive Vice President and Chief Merchandising & Digital Officer at Albertsons Companies.

About Perrigo

Perrigo Company plc is a leading pure-play self-care company with over a century of experience in providing high-quality health and wellness solutions to consumers primarily in North America and Europe. As a pioneer in the over-the-counter (OTC) self-care market, Perrigo offers trusted self-care solutions that can be used without the need for a prescription, ensuring accessibility and choice for consumers across molecules, dosage forms, and value tiers.

Perrigo's unique business model leverages its complementary businesses, where cash-generative store brand private label offerings fuel investments for leading brands, including Opill®, Mederma®, Compeed®, EllaOne®, and Jungle Formula®.

For more information, visit www.perrigo.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding Perrigo’s expectations about the contributions of its new directors and the advancement of its strategic priorities. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, general economic conditions and other factors described in Perrigo’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings. Perrigo undertakes no obligation to update any forward-looking statements, except as required by law.

Perrigo Contacts

Eric Jacobson, Vice President, Global Investor Relations
eric.jacobson@perrigo.com

Nick Gallagher, Associate Director, Global Investor Relations
nicholas.gallagher@perrigo.com